Exhibit 99.1

                                                            [Telewest-Logo]
EARNINGS RELEASE

 -------------------------------------------------------------------------
           TELEWEST Q2 RESULTS SHOW STRONG FINANCIAL PERFORMANCE

August 11, 2005 - London, United Kingdom - Telewest Global, Inc.
("Telewest" or the "Reorganized Company") (NASDAQ: TLWT) today announces second quarter financial results for 2005.

HIGHLIGHTS
     o    Adjusted EBITDA growth of 30% over Q2 04 *
     o    Operating income increased 140% over Q2 04 *
     o Consumer sales division revenue growth of 5% (before VAT recovery) over Q2 04
     o Triple play penetration increased by 11 percentage points over Q2 04 to 32.8%
     o Revenue Generating Units grew by 89,000 in the quarter; RGUs per customer grew from 1.97 at Q2 04 to 2.11 at Q2 05

FINANCIAL HIGHLIGHTS

                                 TELEWEST GLOBAL, INC. *      TELEWEST GLOBAL, INC.             PREDECESSOR
                                 -----------------------     -----------------------       -----------------------
(UNAUDITED IN (POUND)M)                 Q2 2005                     Q1 2005                       Q2 2004
Revenue                                   381                         338                           326
Operating income                           48                          24                           20
Adjusted EBITDA                           158                         134                           122
Net income/(loss)                          19                          1                           (126)
Free cash flow                             64                          63                           37


OPERATIONAL HIGHLIGHTS
                                        Q2 2005                     Q1 2005                       Q2 2004
Customer net adds                        15,000                      23,000                        10,000
Broadband net adds                       66,000                      88,000                        72,000
RGU net adds                             89,000                     113,000                        84,000
Triple play percentage                   32.8%                       30.3%                          21.8%

* Includes (pound)40m of Revenue, (pound)20m of Operating income,
(pound)20m of Adjusted EBITDA, (pound)22m of Net income, and (pound)20m of Free cash flow resulting from (a) the consolidation of sit-up Limited from May 12, 2005, (b) a (pound)16m VAT recovery and (c) a (pound)4m rates (local government tax) rebate.

BARRY ELSON, ACTING CHIEF EXECUTIVE OFFICER OF TELEWEST GLOBAL, INC.,
COMMENTED:

"Telewest has delivered strong financial results and good subscriber growth in television, telephony and broadband internet. Our focus on marketing the bundle has led to increased triple play penetration, now at 33%.

Our business sales division has returned to top-line revenue growth and our Content assets, Flextech and UKTV along with sit-up are performing well and continue to increase their market share.

We continue to focus upon free cash flow in all of our divisions and remain confident of profitable growth."

ENQUIRIES
Richard Williams      Head of investor relations       +44 (0) 20 7299 5479
Vani Gupta            Investor relations manager       +44 (0) 20 7299 5353
Kirstine Cox          Head of media                    +44 (0) 20 7299 5115

BRUNSWICK
Nick Claydon          UK                               +44 (0) 20 7404 5959
Frank De Maria        US                               +1 212 333 3810

OPERATIONAL REVIEW

CABLE SEGMENT

CONSUMER SALES DIVISION

The consumer sales division had a good quarter with a net increase of 15,000 customer relationships, up 41% on the same quarter in 2004. This was lower than in the previous quarter primarily due to seasonally higher churn.

As expected, churn at 1.2%, was higher than the previous quarter. It was affected by a higher level of movers due to a seasonal increase in people moving house and students finishing college and an increase in non-pay churn. Non-pay churn is up as a result of higher acquisition levels in recent periods together with the impact of a tightened credit policy under which we have reduced the time period before we disconnect newly acquired customers who do not adhere to our payment terms. This change is in line with our focus on maintaining profitable growth and managing credit risk. It is likely that these factors will continue to have an impact in the third quarter.

Household ARPU (excluding the revenue impact of the (pound)16 million VAT recovery, described below) was (pound)44.86 in the quarter, down from (pound)45.34 in the previous quarter. This reduction was principally attributable to lower telephony usage due to the start of the summer and the continued impact of fixed-to-mobile substitution. A reduction in premium and pay-per-view revenue after the end of the football season also negatively impacted ARPU.

Partially offsetting these impacts was the continued growth in RGUs per customer, which grew to 2.11, and triple play penetration, which grew to 32.8%. This reflects our successful focus on profitable growth and on selling bundled products. We remain on target to achieve 40% triple play penetration during 2007.

CONSUMER INTERNET

We experienced good growth in the number of broadband subscribers, with 66,000 net additions in the quarter. Growth was slower than in the previous quarter, partly due to the factors indicated above. We believe that we have continued to maintain market share at around 67% in our addressable areas.

Growth continued to be strongest in our lowest broadband tier. This impacted the mix of broadband subscribers and broadband ARPU, which fell (pound)0.50 to (pound)19.39 as compared to the previous quarter.

Broadband continued to be successful in attracting new customers to Telewest - 49% of broadband installations in the quarter were for customers who were not existing customers. Multi-service penetration remained high in broadband, with 71% of all broadband internet subscribers subscribing to the full "triple play" and 93% subscribing to at least one other product.

In September 2005 we will commence the increase of our broadband internet speeds, which we expect to complete by early 2006. This will be at no additional charge to our customers. The 512Kb tier speed will be increased to 2Mb. The 1Mb tier speed will be increased to 4Mb. The currently existing 2Mb and 4Mb tier speeds will be increased to 10Mb.

CONSUMER TELEVISION

The number of TV subscribers grew by 11,000 in the quarter compared to 8,000 in the previous quarter. This represents the best second quarter performance for four years.

TV ARPU (excluding the revenue impact of the (pound)16 million VAT recovery, described below) of (pound)20.78 fell (pound)0.34 compared to the previous quarter, primarily due to reduced premium and pay-per-view revenue at the end of the football season. On July 1, 2005, we increased the price of our two lowest digital TV tiers by (pound)1 each. We expect this to have a positive impact on TV ARPU in the third quarter.

The number of digital TV subscribers rose by 40,000 compared to 27,000 in the previous quarter. 89% of our TV subscribers now take our digital service. We estimate that we will be fully digital by the end of 2006. Once complete, this will free up significant amounts of bandwidth in our network, which will allow extra capacity for Video-On-Demand (VOD), High Definition TV, broadband speed increases and other services.

Our VOD roll-out is continuing and is now available to approximately 120,000 subscribers in the South West. We branded this service "Teleport" and have expanded the content available. In addition to the "Teleport Movies" service, we launched "Teleport Replay" which gives access to some of the best television from the BBC and others from the preceding seven days. Subscribers to our top tier "Supreme" pack will also receive free access to "Teleport TV", which makes available a range of library content from the BBC, Flextech, Discovery and others. This service costs (pound)5 per month for non-Supreme customers, therefore encouraging upward migration to higher digital tiers. We plan to continue our region-by-region roll-out during the second half of this year and to complete the national roll-out by early 2006. We expect to launch DVR (Digital Video Recorder) services towards the end of this year.

CONSUMER TELEPHONY

The number of telephony subscribers increased by 12,000 in the quarter. This represents the best second quarter performance for four years.

Telephony ARPU was (pound)22.42 in the quarter, down from (pound)23.00 in the previous quarter. This reduction was principally attributable to lower telephony usage due to the start of the summer and the continued impact of fixed-to-mobile substitution.

We have continued our strategy of migrating subscribers to flat rate packages to reduce the impact of declining telephony usage. As a result, 38% of all telephony subscribers now subscribe to one of our two main "Talk" packages - "Talk Unlimited" or "Talk Evenings and Weekends". On July 1, 2005 we migrated all of our existing "3-2-1" subscribers to "Talk Weekends" which gives subscribers free local and national calls at weekends. This package is charged at (pound)10.50 per month compared to (pound)10 for the "3-2-1" service.

BUSINESS SALES DIVISION

Our business sales division had an improved quarter with revenues up (pound)2 million on the previous quarter to (pound)63 million, driven by growth in new business acquired. The division is operating in challenging market conditions and we are encouraged that this is the first growth in quarterly revenues for seven quarters. In particular, data revenues are up 12% compared to the same quarter last year.

CONTENT SEGMENT

Overall revenue in Flextech was (pound)32 million in the quarter, up 14% on the second quarter of 2004, and up (pound)1 million on the previous quarter.

Advertising revenue was up 14% on the same quarter last year at (pound)16 million, resulting primarily from an increase in market share, driven by improved viewing share of Flextech's channels. Advertising revenue was down (pound)1 million from the previous quarter after an exceptionally strong first quarter in the UK television advertising market.

Subscription revenue remained flat at (pound)11 million compared to both the previous quarter and the same quarter last year. During the quarter we signed a new carriage agreement with NTL for Flextech and UKTV channels to be carried on its platform for three years.

Other revenue increased by (pound)2 million compared to both the previous quarter and the same quarter last year principally due to sales of international programming rights and increased commercial revenue.


SIT-UP SEGMENT

On May 12, 2005, Telewest acquired a controlling interest in sit-up Limited ("sit-up") for an aggregate purchase price of approximately (pound)103 million including fees. Telewest completed the acquisition of 100% of the ordinary shares of sit-up on July 7, 2005. sit-up markets and retails a wide variety of consumer products primarily by means of televised shopping programs using an auction-based format.

sit-up's financial results were consolidated into the Group's results from May 12, 2005. As a result, Group revenues of (pound)24 million and Adjusted EBITDA of (pound)0 have been recognized in respect of sit-up in the second quarter.

On a pro forma basis, assuming that sit-up was acquired on January 1, 2005, revenues would have been (pound)46 million in the second quarter. Revenues in the same quarter last year were (pound)36 million on a pro forma basis, assuming that sit-up was acquired on January 1, 2004, thus implying pro forma revenue growth of 28%. On the same pro forma basis, Adjusted EBITDA in the quarter would have been (pound)0, flat compared to the same quarter last year.

sit-up's revenues increased due to growth in multi-channel penetration and the continued success of its innovative auction-based home shopping channels.

sit-up recently launched a third live-auction channel, speed auction tv, on Sky, NTL and Telewest.

FINANCIAL RESULTS

GAAP FINANCIAL MEASURES                              3 MONTHS ENDED JUNE 30,
(UNAUDITED IN (POUND) MILLIONS)                   ---------------------------
                                                          2005          2004
                                                   REORGANIZED   PREDECESSOR
                                                       COMPANY       COMPANY
----------------------------------------------------------------------------
Operating income                                            48            20
Net income/(loss)                                           19         (126)
Net cash provided by operating activities                  123            88
----------------------------------------------------------------------------

Total revenue and consumer sales division revenue include a credit of (pound)16 million resulting from the recovery of Value Added Tax (VAT) from HM Customs and Excise, which had been the subject of a court case and subsequent appeals since 2002. A (pound)16 million charge was taken against revenue in 2002 when the case commenced. This recovery has not been included in any ARPU calculations.

Operating income for the second quarter of 2005 was (pound)48 million, up from (pound)20 million for the second quarter of 2004, due principally to the recovery of VAT, revenue growth in our consumer sales division and content segment, and lower SG&A, partially offset by increased depreciation and amortization. SG&A in the second quarter of 2004 was impacted by (pound)12 million of financial restructuring charges compared to (pound)0 in the second quarter of 2005. The second quarter of 2005 was impacted by (pound)7 million of expense relating to sit-up and (pound)3 million of stock-based compensation expense, neither of which arose in the second quarter of 2004. Additionally (pound)4 million of rates (local government tax) rebate was received in the second quarter of 2005 compared with (pound)0 in the second quarter of 2004.

The improvement from net loss of (pound)126 million for the second quarter of 2004 to net income of (pound)19 million for the second quarter of 2005 was due principally to significantly reduced interest costs and decreased foreign exchange losses following our predecessor's financial restructuring, and enhanced operating income.

Net cash provided by operating activities increased from (pound)88 million for the second quarter of 2004 to (pound)123 million for the second quarter of 2005. This increase arose principally as a result of improvements in operating income.

NON-GAAP FINANCIAL MEASURES                      3 MONTHS ENDED JUNE 30,
(UNAUDITED IN (POUND) MILLIONS)               ----------------------------
                                                      2005          2004
                                               REORGANIZED   PREDECESSOR
                                                   COMPANY       COMPANY
--------------------------------------------------------------------------
Adjusted EBITDA                                        158           122
Free cash flow                                          64            37
--------------------------------------------------------------------------

Adjusted EBITDA (earnings before interest, taxation, depreciation, amortization and financial restructuring expenses) for the second quarter of 2005 was (pound)158 million, up 30% as compared to the second quarter of 2004. This increase reflects the recovery of VAT, the rates rebate and increased revenues in the consumer sales division and content segment, and lower operating costs and expenses in the cable segment, partially offset by higher operating costs and expenses in the content segment. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of revenue) has increased from 37.4% to 41.5%. Excluding the VAT recovery and rates rebate, Adjusted EBITDA margin would have been 37.8% for the second quarter of 2005.

Stock-based compensation expense ("SBCE") of (pound)3 million was incurred in the second quarter of 2005. SBCE arises as a result of options and restricted stock granted to our employees. SBCE will similarly affect future periods. This is a non-cash item and no such expense was incurred in the second quarter of 2004. Adjusted EBITDA before the deduction of SBCE was (pound)161 million in the second quarter of 2005, an increase of (pound)39 million, or 32%, over the second quarter of 2004 on the same basis.

Free cash flow (cash flow from operating activities excluding financial restructuring expenses less capital expenditure) for the three months ended June 30, 2005 was (pound)64 million, compared with (pound)37 million for the three months ended June 30, 2004. The increase was primarily due to increased Adjusted EBITDA.

Reconciliations of these and other non-GAAP financial measures to the most directly comparable GAAP financial measures are explained and shown on pages 16 to 19.

COSTS

Total gross margin (excluding the credit of (pound)16 million VAT recovery), was flat for the quarter as compared to 72% for the same quarter last year due primarily to the growing number of high margin broadband subscribers, television price increases and reduced cable segment expenses partially offset by the consolidation of sit-up, which is comparatively a much lower gross margin business. Total gross margin was 73%, including the credit of (pound)16 million VAT recovery. Gross margin was down from 74% in the previous quarter due to the consolidation of the comparatively lower margin sit-up segment.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A of (pound)119 million was up (pound)4 million from the previous quarter primarily due to the consolidation of (pound)7 million of sit-up SG&A, partially offset by a rates rebate received of (pound)4 million. This relates to rates charged on our core network. The rebate was for the period April 1, 2001 to March 31, 2005 and is not expected to recur in future quarters.

DEBT AND CAPITAL RESOURCES

Capital expenditure was (pound)59 million for the quarter. Capital expenditure has been lower than expected in the first half of the year due to further savings on consumer contract installation costs and the phasing of capital project spend. As a result, capital expenditure for the full year is now expected to be in the range of (pound)220 million to (pound)230 million.

During the quarter, certain of Telewest's Flextech subsidiaries entered into a new bank facility related to the acquisition of sit-up. (pound)110 million of the facility has been fully drawn with a (pound)20 million revolver facility, currently undrawn. Interest rates on the facility start at 1.75 percentage points above LIBOR with leverage ratchets down to 1% above LIBOR. The facility matures in June 2009 repayable semi-annually over the life of the facility from December 2005. The facility is secured on the assets of certain Flextech subsidiaries and sit-up along with Telewest's 50% share of the issued equity of UKTV.

As at June 30, 2005, net debt was (pound)1,712 million. This consisted of (pound)1,809 million drawn down on our credit facilities and (pound)116 million of leases and other loans, offset by cash balances of (pound)213 million. The (pound)1,809 million drawn amount includes US$150 million and Euro100 million.



PRINCIPAL AFFILIATE

UKTV

(UNAUDITED IN (POUND) MILLIONS)                      3 MONTHS ENDED JUNE 30,
                                                    ------------------------
                                                       2005           2004
----------------------------------------------------------------------------
Share of net income of UKTV                              7              5

Cash inflow from UKTV, being interest
received, repayment of loans made, net,
 and dividends received                                 10              6
----------------------------------------------------------------------------

Telewest owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV offers a portfolio of multi-channel television channels based on the BBC's program library.

Telewest accounts for its interest in UKTV under the equity method and recognized its share of net income of (pound)7 million for the three months ended June 30, 2005. This compares with (pound)5 million share of net income for the three months ended June 30, 2004.

UKTV is funded by a loan from Telewest, the balance of which was (pound)178 million at June 30, 2005. Total cash interest and repayments received in respect of this loan by Telewest were (pound)8 million in the second quarter of 2005. Telewest's cash interest receipts from UKTV are recorded in free cash flow but not in Telewest's Adjusted EBITDA. During the three months ended June 30, 2005, we received (pound)2 million of dividends from UKTV. We expect to continue to receive dividends from UKTV as it continues to generate cash.

TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)
------------------------------------------------ ----------------------------------------------------------------
                                                 THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------    -------------------------------
                                                        2005             2004              2005             2004
                                                 ------------    -------------    --------------    -------------
                                                 REORGANIZED      PREDECESSOR       REORGANIZED      PREDECESSOR
                                                     COMPANY          COMPANY           COMPANY          COMPANY
-----------------------------------------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                 262              235               508              470
 Business Sales Division                                  63               63               124              130
-----------------------------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                     325              298               632              600
 Content Segment                                          32               28                63               54
 sit-up Segment                                           24                -                24                -
-----------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                            381              326               719              654
-----------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                   70               74               139              153
 Content segment expenses                                 17               18                37               34
 sit-up segment expenses                                  17                -                17                -
 Depreciation                                            101               90               202              184
 Amortization                                              9                -                18                -
 Selling, general and administrative expenses            119              124               234              244
-----------------------------------------------------------------------------------------------------------------
                                                         333              306               647              615
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                          48               20                72               39
OTHER INCOME/(EXPENSE)
 Interest income                                           7                8                11               15
 Interest expense (including amortization of
    debt discount)                                      (41)            (121)              (70)            (230)
 Foreign exchange (losses)/gains, net                    (3)             (37)               (7)               40
 Share of net income of affiliates                         7                5                13                8
 Other, net                                                1                -                 1              (1)
-----------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                         19             (125)               20            (129)
 Income tax charge                                         -               (1)                -              (1)
-----------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                         19             (126)               20            (130)
-----------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share of common
 stock                                           (pound)0.08                        (pound)0.08
Weighted average number of shares of common
 stock - (millions)                                      245                                245
-----------------------------------------------------------------------------------------------------------------




TELEWEST GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
                                                                                      JUNE 30,      DECEMBER 31,
                                                                                          2005              2004
                                                                                  -------------    --------------
                                                                                   REORGANIZED       REORGANIZED
                                                                                       COMPANY           COMPANY
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                  213                68
Restricted cash                                                                             16                26
Trade receivables                                                                          118               108
Other receivables                                                                           32                33
Prepaid expenses                                                                            38                17
Inventory for re-sale, net                                                                  15                 -
Other assets                                                                                 4                 -
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                       436               252
Investments accounted for under the equity method                                          286               304
Property and equipment, net                                                              2,888             2,974
Intangible assets, net                                                                     296               314
Reorganization value in excess of amounts allocable to identifiable assets                 425               425
Goodwill                                                                                   142                 -
Programming inventory                                                                       30                24
Deferred financing costs (net of amortization of (pound)3 million; 2004: (pound)0 million)  52                51
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                             4,555             4,344
-----------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                                                           153                93
Other liabilities                                                                          446               424
Debt repayable within one year                                                              55                21
Capital lease obligations repayable within one year                                         45                38
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                  699               576
Other liabilities                                                                            6                 -
Deferred taxes                                                                             105               105
Debt repayable after more than one year                                                  1,760             1,686
Capital lease obligations repayable after more than one year                                65                69
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                        2,635             2,436
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                          (1)               (1)
-----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock - US$0.01 par value; authorized 5,000,000 shares, issued none
 (2005 and 2004)                                                                             -                 -
Common stock - US$0.01 par value; authorized 1,000,000,000 shares, issued
 245,171,054 (2005) and 245,080,629 (2004)                                                   1                 1
Additional paid-in capital                                                               1,960             1,954
Accumulated other comprehensive loss                                                      (14)                 -
Accumulated deficit                                                                       (26)              (46)
-----------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                               1,921             1,909
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               4,555             4,344
-----------------------------------------------------------------------------------------------------------------


TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN (POUND)MILLIONS)
(UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                  -------------------------------
                                                                                           2005             2004
                                                                                  --------------    -------------
                                                                                    REORGANIZED      PREDECESSOR
                                                                                        COMPANY          COMPANY
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)                                                                            20            (130)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation                                                                                202              184
Amortization                                                                                 18                -
Amortization of deferred financing costs and debt discount                                    3               30
Deferred tax charge                                                                           -                1
Fair value adjustment of interest rate swaps                                               (10)                -
Accretion expense                                                                             1                -
Unrealized losses/(gains) on foreign currency translation                                     7             (40)
Stock-based compensation expense                                                              6                -
Share of net income of affiliates                                                           (9)              (8)
Profit on disposal of assets                                                                (1)                -
Amounts written off investments                                                               -                1
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
 Change in receivables                                                                      (9)                9
 Change in prepaid expenses                                                                (19)             (25)
 Change in other assets                                                                    (11)              (3)
 Change in accounts payable                                                                  35               27
 Change in other liabilities                                                                  6              124
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   239              170
-----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditure                                                                       (113)            (127)
Proceeds from disposal of fixed assets                                                        2                -
Cash paid for acquisition of subsidiaries, net of cash acquired                           (107)                -
Repayment/(advance) of loans made to affiliates, net                                          9              (4)
Disposal of affiliate                                                                         -                7
Proceeds from sale and leaseback                                                             12                -
-----------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                     (197)            (124)
-----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Release of restricted cash                                                                   10                2
Proceeds from new debt                                                                      110                -
Repayment of debt                                                                           (6)                -
Cash paid for financing costs                                                               (4)                -
Principal element of capital lease repayments                                              (19)             (23)
Proceeds from the issue of redeemable preferred stock                                        12                -
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY/ (USED IN) FINANCING ACTIVITIES                                        103             (21)
-----------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   145               25
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                             68              427
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                  213              452
-----------------------------------------------------------------------------------------------------------------

Supplementary cash flow information:
Cash paid for interest, net                                                                  41               61
Cash received for income taxes                                                                -              (2)





TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED
The following table sets out certain operating data for the three-month periods shown. The information represents combined operating statistics for all of our franchises.
---------------------------------------------------------------------------------------------------------------------------------
                                                            JUN. 30,     MAR. 31,     DEC. 31,      SEP. 30,          JUN. 30,
                                                                2005         2005         2004          2004              2004
                                                                                                                   PREDECESSOR
                                                                          REORGANIZED COMPANY                          COMPANY
                                                          ----------------------------------------------------    ---------------

CUSTOMER DATA
      Homes passed and marketed (1)                         4,698,510    4,694,480    4,686,794     4,686,799         4,682,777
      Total customer relationships (2)                      1,837,191    1,822,530    1,799,556     1,769,263         1,752,553
      Customer penetration                                      39.1%        38.8%        38.4%         37.7%             37.4%

      Customer additions                                       79,365       78,695       89,452        78,707            67,118
      Customer disconnections                                (64,704)     (55,721)     (59,159)      (61,997)          (56,709)
      Net customer additions                                   14,661       22,974       30,293        16,710            10,409

      Revenue Generating Units ("RGUs") (3)                 3,873,792    3,784,835    3,671,402     3,539,185         3,447,254
      RGUs per customer                                          2.11         2.08         2.04          2.00              1.97
      Net RGU additions                                        88,957      113,433      132,217        91,931            84,014

      Average monthly revenue per customer (4)           (pound)44.86 (pound)45.34 (pound)45.13  (pound)45.05      (pound)44.98

      Average monthly churn (5)                                  1.2%         1.0%         1.1%          1.2%              1.1%
---------------------------------------------------------------------------------------------------------------    --------------

BUNDLED CUSTOMERS
      Customers subscribing to two or more services         1,434,161    1,409,998    1,379,057     1,338,632         1,312,842
      Customers subscribing to three services ("triple
        play")                                                602,430      552,307      492,789       431,290           381,859

      Percentage of dual or triple play customers               78.1%        77.4%        76.6%         75.7%             74.9%
      Percentage of triple play customers                       32.8%        30.3%        27.4%         24.4%             21.8%
---------------------------------------------------------------------------------------------------------------    --------------

CONSUMER TELEVISION
      Television ready homes passed and marketed            4,698,510    4,694,480    4,686,794     4,686,799         4,682,777
      Total subscribers                                     1,331,742    1,320,487    1,312,825     1,297,304         1,288,272
      Quarterly net additions                                  11,255        7,662       15,521         9,032             2,475

      Television penetration                                    28.3%        28.1%        28.0%         27.7%             27.5%

      Digital ready homes passed and marketed               4,501,169    4,451,420    4,420,388     4,405,162         4,401,860
      Digital subscribers                                   1,189,521    1,149,641    1,122,301     1,078,623         1,052,855
      Quarterly net digital additions                          39,880       27,340       43,678        25,768            23,096

      Penetration of digital subscribers to total               89.3%        87.1%        85.5%         83.1%             81.7%
        subscribers

      Average monthly churn (5)                                  1.5%         1.4%         1.5%          1.4%              1.3%
      Average monthly revenue per subscriber (4)         (pound)20.78 (pound)21.12 (pound)20.88  (pound)20.72      (pound)20.53
---------------------------------------------------------------------------------------------------------------    --------------

CONSUMER TELEPHONY
      Telephony ready homes passed and marketed             4,694,030    4,691,704    4,683,153     4,682,002         4,677,861
      "3-2-1" and "Talk Weekends" telephony subscribers     1,045,139    1,053,226    1,080,893     1,082,125         1,105,056
      "Talk Unlimited" and "Talk Evenings and Weekends"
        subscribers                                           644,073      624,417      579,448       552,534           516,313
      Total subscribers                                     1,689,212    1,677,643    1,660,341     1,634,659         1,621,369
      Quarterly net additions                                  11,569       17,302       25,682        13,290             9,222

      Telephony penetration                                     36.0%        35.8%        35.5%         34.9%             34.7%

      Average monthly churn (5)                                  1.2%         1.0%         1.1%          1.2%              1.1%
      Average monthly revenue per subscriber (4)         (pound)22.42 (pound)23.00 (pound)23.18  (pound)23.53      (pound)23.70
---------------------------------------------------------------------------------------------------------------    --------------

TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED (CONTINUED)

---------------------------------------------------------------------------------------------------------------------------------
                                                            JUN. 30,     MAR. 31,     DEC. 31,      SEP. 30,          JUN. 30,
                                                                2005         2005         2004          2004              2004
                                                                                                                   PREDECESSOR
                                                                          REORGANIZED COMPANY                          COMPANY
                                                          -----------------------------------------------------  ----------------

CONSUMER INTERNET
      Broadband ready homes passed and marketed               4,501,169    4,451,420    4,420,388    4,405,162       4,401,860
      Total metered dial-up internet subscribers                 25,048       29,376       33,417       39,196          47,884
      Total unmetered dial-up internet subscribers               65,516       85,909      107,220      127,745         151,457
      Total broadband internet subscribers                      852,838      786,705      698,236      607,222         537,613

      Quarterly net broadband internet additions                 66,133       88,469       91,014       69,609          72,317

      Broadband internet penetration                              18.9%        17.7%        15.8%        13.8%           12.2%

      Average monthly broadband internet churn (5)                 1.3%         1.0%         1.0%         1.3%            1.2%
      Average monthly revenue per broadband internet
        subscriber (4)                                     (pound)19.39 (pound)19.89 (pound)20.23(pound)21.50*   (pound)22.45*
--------------------------------------------------------------------------------------------------------------  --------------

                                                               (POUND)M     (POUND)M     (POUND)M    (POUND)M         (POUND)M
NCTA CAPITAL EXPENDITURE (6)
                                                            ---------------------------------------------------    ------------
      Customer premise equipment ("CPE")                             18           16           25           19              23
      Scaleable infrastructure                                       12            7           14            8               7
      Commercial                                                     11            8            8           12               9
      Line extensions                                                 1            2            1            1               1
      Upgrade/rebuild                                                 3            6           10            1               4
      Support capital                                                12           13            7           10               9
                                                            ---------------------------------------------------    ------------
      Total NCTA Capital expenditure                                 57           52           65           51              53
      Non NCTA Capital expenditure:
      Content Segment                                                 1            -            1            -               1
      sit-up Segment                                                  1            -            -            -               -
      Change in capital accruals                                      -            2          (2)          (1)               7
--------------------------------------------------------------------------------------------------------------  --------------
      Total Capital expenditure                                      59           54           64           50              61
--------------------------------------------------------------------------------------------------------------  --------------

* The product ARPUs for broadband internet in these quarters have been adjusted to reflect the full value of promotional discounts offered.


(1) The number of homes within our service area that can potentially be served by our network with minimal connection costs. Information concerning the number of homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2) The number of customers who receive at least one of our television, telephony or broadband internet services.

(3) Revenue Generating Units ("RGUs"), refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services, we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4) Average monthly revenue per customer (often referred to as "ARPU" or "Average Revenue per User") represents the consumer sales division's total quarterly revenue of residential customers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of residential customers in the quarter, divided by three. The same methodology is used for television, telephony and broadband internet ARPU.

(5) Average monthly churn represents the total number of customers who disconnected during the quarter divided by the average number of customers in the quarter, divided by three. Subscribers who move premises within our addressable areas (known as "Moves and Transfers") and retain our services are excluded from this churn calculation.

(6) In order to provide comparable data to the US and UK cable industry, and in accordance with NCTA (National Cable & Telecommunications
Association) reporting guidelines, Telewest has allocated capital expenditure to the standard reporting categories as per below. Telewest is not a member of the NCTA and is providing this information solely for comparative purposes.

CPE - costs incurred at the customer's house to secure new customers, revenue units and additional bandwidth revenues. Includes connections to previously unserved houses in accordance with SFAS 51 and customer premise equipment. Scaleable infrastructure - costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements. Commercial - costs to provide high-speed data and telephony services to businesses and institutions. Includes network and infrastructure expenditures. Line extensions - network costs associated with entering new service areas including costs of fiber, coaxial cable, amplifiers, electronic equipment, make-ready and design/engineering. Upgrade/rebuild - costs to modify or replace existing coax and fiber networks. Includes materials, contract labor, in-house labor, make-ready, design engineering and other miscellaneous costs associated with all aspects of the construction of the plant miles along an existing route. Benefits include added bandwidth and/or reliability/extended life to the existing plant. Support capital - costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear-out, replacement of network assets unrelated to line extensions, rebuild/upgrade or customer growth.


TELEWEST GLOBAL, INC.
SUPPLEMENTAL ANALYSIS
--------------------------------------------------------------------------

o        FORWARD-LOOKING STATEMENTS

o        FRESH-START REPORTING

o        PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

o        QUARTERLY HISTORICAL INFORMATION

o        SEGMENTAL INFORMATION

o        USE OF NON-GAAP FINANCIAL MEASURES


FORWARD-LOOKING STATEMENTS

Some of the statements in this earnings release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, strategic plans, potential growth (including customer net additions and average monthly revenue per customer), product introductions and innovation, meeting customer expectations, planned operational changes (including product improvements and the impact of price increases), expected capital expenditures, future cash sources and requirements, liquidity, customer service improvements, cost savings and the benefits of acquisitions or joint ventures - potential and/or completed - that involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue," or the negative of those terms or other comparable terminology.

There are a number of important factors that could cause our actual results and future development to differ materially from those expressed or implied by those forward-looking statements. These factors include those discussed under the caption "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2004 (No. 000-50886) filed by Telewest Global, Inc. on March 22, 2005 with the United States Securities and Exchange Commission, although those risk factors may not be exhaustive. Other sections of this earnings release may describe additional factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors may emerge from time to time. Management cannot anticipate all of these new risk factors, nor can they definitively assess the impact, if any, of new risk factors on us or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Unless otherwise required by applicable securities laws, we assume no obligation to publicly update or revise any of the forward-looking statements after the date of this earnings release to reflect actual results, whether as a result of new information, future events or otherwise.

FRESH-START REPORTING

As a result of the completion of the financial restructuring of Telewest Communications plc, our predecessor, on July 15, 2004, Telewest adopted fresh-start reporting in accordance with Statement of Position 90-7, "Reporting by Entities in Reorganization under the Bankruptcy Code", ("SOP 90-7"), with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, recording our predecessor's assets at their fair value and liabilities at the present value of amounts to be paid.

A reconciliation of our predecessor's balance sheet at June 30, 2004 to the fresh-start balance sheet at July 1, 2004, is included in Telewest's Annual Report on Form 10-K for the year ended December 31, 2004.

As a result of the adoption of fresh-start reporting, our balance sheets and results of operations subsequent to July 1, 2004 will not be comparable in many material respects to the balance sheets or results of operations reflected in our predecessor's historical financial statements for periods prior to July 1, 2004.

TELEWEST GLOBAL, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS *
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

-----------------------------------------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------    -------------------------------
                                                        2005             2004              2005             2004
                                                 ------------    -------------    --------------    -------------
                                                 REORGANIZED      PREDECESSOR       REORGANIZED      PREDECESSOR
                                                   COMPANY *        COMPANY *         COMPANY *        COMPANY *
-----------------------------------------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                 262              235               508              470
 Business Sales Division                                  63               63               124              130
-----------------------------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                     325              298               632              600
 Content Segment                                          32               28                63               54
 sit-up Segment                                           46               36                98               76
-----------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                            403              362               793              730
-----------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                   70               74               139              153
 Content segment expenses                                 17               18                37               34
 sit-up segment expenses                                  34               27                72               57
 Depreciation                                            101               91               203              185
 Amortization                                              9                -                18                -
 Selling, general and administrative expenses            124              133               251              262
-----------------------------------------------------------------------------------------------------------------
                                                         355              343               720              691
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                          48               19                73               39
OTHER INCOME/(EXPENSE)
 Interest income                                           7                7                11               14
 Interest expense (including amortization of
    debt discount)                                      (41)            (122)              (72)            (233)
 Foreign exchange (losses)/gains, net                    (3)             (37)               (7)               40
 Share of net income of affiliates                         7                4                12                7
 Other, net                                                1                -                 1              (1)
-----------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                         19            (129)                18            (134)
 Income tax charge                                         -              (1)                 -              (1)
-----------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                         19            (130)                18            (135)
-----------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share of common
 stock                                           (pound)0.08                        (pound)0.07
Weighted average number of shares of common
 stock - (millions)                                      245                                245
-----------------------------------------------------------------------------------------------------------------


* To show pro forma effect as if sit-up Limited had been purchased on January 1, 2005 and 2004, for the periods ended June 30, 2005 and 2004, respectively.

Pro forma adjustments reflect the revenue, segment expenses, depreciation and SG&A for sit-up for the periods January 1, 2005 to May 11, 2005 and January 1, 2004 to June 30, 2004. Interest income and expense have been adjusted to reflect the interest income earned by sit-up during the above periods and the additional interest expense that would have been incurred by Telewest to fund the acquisition at January 1, 2005 and 2004, respectively. Share of net income of affiliates has been adjusted to reverse the equity accounting of sit-up for the periods presented.

TELEWEST GLOBAL, INC.
QUARTERLY HISTORICAL INFORMATION
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

-------------------------------------------------------------------------------------------------------------------------------
                                                                          THREE MONTHS ENDED
                                                         ----------------------------------------------------------------------
                                                          JUN. 30,      MAR. 31,       DEC. 31,      SEP. 30,          JUN. 30,
                                                              2005          2005           2004          2004              2004
                                                                                                                    PREDECESSOR
                                                                          REORGANIZED COMPANY                           COMPANY
-------------------------------------------------------------------------------------------------------------    --------------

-------------------------------------------------------------------------------------------------------------    --------------
REVENUE
 Consumer Sales Division                                       262           246            241           238               235
 Business Sales Division                                        63            61             63            63                63
-------------------------------------------------------------------------------------------------------------    --------------
   TOTAL CABLE SEGMENT                                         325           307            304           301               298
 Content Segment                                                32            31             32            27                28
 sit-up Segment                                                 24             -              -             -                 -
-------------------------------------------------------------------------------------------------------------    --------------
TOTAL REVENUE                                                  381           338            336           328               326
-------------------------------------------------------------------------------------------------------------    --------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                         70            69             69            72                74
 Content segment expenses                                       17            20             25            17                18
 sit-up segment expenses                                        17             -              -             -                 -
 Depreciation                                                  101           101            101           103                90
 Amortization                                                    9             9              9             9                 -
-------------------------------------------------------------------------------------------------------------    --------------
 Cost of revenue                                               214           199            204           201               182
 Selling, general and administrative expenses                  119           115            114           117               124
-------------------------------------------------------------------------------------------------------------    --------------
                                                               333           314            318           318               306
-------------------------------------------------------------------------------------------------------------    --------------
OPERATING INCOME                                                48            24             18            10                20
OTHER INCOME/(EXPENSE)
 Interest income                                                 7             4              5             6                 8
 Interest expense (including amortization of debt             (41)          (29)           (47)          (49)             (121)
  discount)
 Foreign exchange (losses)/gains, net                          (3)           (4)              3             -              (37)
 Share of net income of affiliates                               7             6              4             4                 5
 Other, net                                                      1             -              -             -                 -
-------------------------------------------------------------------------------------------------------------    --------------
INCOME/(LOSS) BEFORE INCOME TAXES                               19             1           (17)          (29)             (125)
Income tax charge                                                -             -              -             -               (1)
-------------------------------------------------------------------------------------------------------------    --------------
NET INCOME/(LOSS)                                               19             1           (17)          (29)             (126)
-------------------------------------------------------------------------------------------------------------    --------------

Basic and diluted earnings/(loss) per share of common
 stock                                                 (pound)0.08             -  (pound)(0.07) (pound)(0.12)
Weighted average number of shares of common stock -
 (millions)                                                    245           245            245          245
-------------------------------------------------------------------------------------------------------------    --------------


TELEWEST GLOBAL, INC.
SEGMENT INFORMATION
(AMOUNTS IN (POUND)MILLIONS)
                                                  THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------    -------------------------------
                                                        2005             2004              2005             2004
                                                 ------------    -------------    --------------    -------------
                                                 REORGANIZED      PREDECESSOR       REORGANIZED      PREDECESSOR
                                                     COMPANY          COMPANY           COMPANY          COMPANY
-----------------------------------------------------------------------------------------------------------------

CABLE SEGMENT
Consumer Sales Division revenue                          262              235               508              470
Business Sales Division revenue                           63               63               124              130
-----------------------------------------------------------------------------------------------------------------
THIRD PARTY REVENUE                                      325              298               632              600
Operating costs and expenses (before financial
 restructuring charges)                                (174)            (181)             (353)            (369)
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA including inter-segment costs            151              117               279              231
Inter-segment costs (1)                                    2                2                 5                5
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                          153              119               284              236
-----------------------------------------------------------------------------------------------------------------

CONTENT SEGMENT
Content Segment revenue                                   34               30                68               59
Operating costs and expenses (before financial
 restructuring charges)                                 (27)             (25)              (55)             (46)
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA including inter-segment
 revenues                                                  7                5                13               13
Inter-segment revenues (1)                               (2)              (2)               (5)              (5)
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                            5                3                 8                8
-----------------------------------------------------------------------------------------------------------------

SIT-UP SEGMENT
sit-up Segment revenue                                    24                -                24                -
Operating costs and expenses (before financial
 restructuring charges)                                 (24)                -              (24)                -
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                            -                -                 -                -
-----------------------------------------------------------------------------------------------------------------

RECONCILIATION TO OPERATING INCOME
Cable Segment Adjusted EBITDA                            153              119               284              236
Content Segment Adjusted EBITDA                            5                3                 8                8
sit-up Segment Adjusted EBITDA                             -                -                 -                -
-----------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                          158              122               292              244
Financial restructuring charges                            -             (12)                 -             (21)
Depreciation                                           (101)             (90)             (202)            (184)
Amortization                                             (9)                -              (18)                -
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                          48               20                72               39
-----------------------------------------------------------------------------------------------------------------


(1) Inter-segment revenues are revenues of our Content Segment which are costs in our Cable Segment and which are eliminated on consolidation.

TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES
---------------------------------------------------------------------------

ADJUSTED EBITDA
Telewest's primary measure of income or loss for each of our reportable segments is Adjusted EBITDA. Our management, including our chief operating decision-maker, considers Adjusted EBITDA an important indicator of the operational strength and performance of our reportable segments. Adjusted EBITDA for each segment and in total excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortization, financial restructuring charges, interest expense, foreign exchange gains/(losses), share of net income/(loss) from affiliates and income taxes. It is the belief of management that the legal and professional costs relating to our financial restructuring are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Adjusted EBITDA is not a financial measure recognised under GAAP. This measure is most directly comparable to the GAAP financial measure net income/(loss). Some of the significant limitations associated with the use of Adjusted EBITDA as compared to net income/(loss) are that Adjusted EBITDA does not reflect the amount of required reinvestment in depreciable fixed assets, financial restructuring charges, interest expense, foreign exchange gains or losses, income taxes expense or benefit and similar items on our results of operations. We believe Adjusted EBITDA is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income/(loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare Adjusted EBITDA with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, operating income/(loss), net income/(loss), or other measures of financial performance reported in accordance with GAAP.

FREE CASH FLOW
Telewest's primary measure of cash flow is free cash flow. Free cash flow is defined as net cash provided by/(used in) operating activities excluding cash paid for financial restructuring charges, less capital expenditure. Our management, including our chief operating decision-maker, considers free cash flow an important indicator of the operational performance of our business.

Free cash flow is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure net cash provided by/(used in) operating activities. The significant limitation associated with the use of free cash flow as compared to net cash provided by/(used in) operating activities is that free cash flow does not consider the amount of cash required to pay financial restructuring charges. We believe free cash flow is helpful for understanding our performance and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare free cash flow with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by/(used in) operating activities, or other measures of financial performance reported in accordance with GAAP.

NET DEBT
Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents. The Company's management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by the Company.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents is available to service debt. Telewest believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
---------------------------------------------------------------------------

AVERAGE MONTHLY REVENUE PER CUSTOMER OR "HOUSEHOLD ARPU (EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)"

For a three month period, Household ARPU (excluding impact of the (pound)16 million VAT recovery) represents the consumer sales division's total quarterly revenue of residential customers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of residential customers in the quarter, divided by three.

For a six month period, Household ARPU (excluding impact of the (pound)16 million VAT recovery) represents the consumer sales division's total half yearly revenue of residential customers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of residential customers in the half year, divided by six.

Household ARPU (excluding impact of the (pound)16 million VAT recovery) is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, Household ARPU. The significant limitation associated with the use of Household ARPU (excluding impact of the (pound)16 million VAT recovery) as compared to Household ARPU is that Household ARPU (excluding impact of the (pound)16 million VAT recovery) does not consider (pound)16 million of revenues received in respect of recovered VAT. Telewest believes Household ARPU (excluding impact of the (pound)16 million VAT recovery) is helpful for understanding the trend in respect of its residential revenues derived from customers during the periods and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare Household ARPU (excluding impact of the (pound)16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for Household ARPU, or other measures of financial performance reported in accordance with GAAP.


AVERAGE MONTHLY REVENUE PER TELEVISION SUBSCRIBER OR "TELEVISION ARPU (EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)"

For a three month period, Television ARPU (excluding impact of the (pound)16 million VAT recovery) represents the sum of the consumer sales division's total quarterly revenue of television subscribers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of television subscribers in the quarter, divided by three.

For a six month period, Television ARPU (excluding impact of the (pound)16 million VAT recovery) represents the sum of the consumer sales division's total half yearly revenue of television subscribers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of television subscribers in the half year, divided by six.

Television ARPU (excluding impact of the (pound)16 million VAT recovery) is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, Television ARPU. The significant limitation associated with the use of Television ARPU (excluding impact of the (pound)16 million VAT recovery) as compared to Television ARPU is that Television ARPU (excluding impact of the (pound)16 million VAT recovery) does not consider (pound)16 million of revenues received in respect of recovered VAT. Telewest believes Television ARPU (excluding impact of the (pound)16 million VAT recovery) is helpful for understanding the trend in respect of its television revenues derived from subscribers during the periods and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare Television ARPU (excluding impact of the (pound)16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for Television ARPU, or other measures of financial performance reported in accordance with GAAP.

TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
---------------------------------------------------------------------------

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(AMOUNTS IN (POUND)MILLIONS)
---------------------------- ------------------------------ - -------------------------------- -- ---------------
                              THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,          THREE MONTHS
                                                                                                 ENDED MARCH 31,
                             ------------------------------   --------------------------------    ---------------
                                    2005              2004             2005              2004               2005
                             ------------    --------------   --------------    --------------    ---------------
                             REORGANIZED       PREDECESSOR      REORGANIZED       PREDECESSOR        REORGANIZED
                                 COMPANY           COMPANY          COMPANY           COMPANY            COMPANY
---------------------------- ------------ -- -------------- - -------------- -- -------------- -- ---------------

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
------------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                      158               122               292              244                 134
Financial restructuring
   charges                             -              (12)                 -             (21)                   -
Depreciation                       (101)              (90)             (202)            (184)               (101)
Amortization                         (9)                 -              (18)                -                 (9)
------------------------------------------------------------------------------------------------------------------
Operating income                      48                20                72               39                  24
Interest income                        7                 8                11               15                   4
Interest expense
   (including amortization
   of debt discount)                (41)             (121)              (70)            (230)                (29)
Foreign exchange
   (losses)/gains, net               (3)              (37)               (7)               40                 (4)
Share of net income of
   affiliates                          7                 5                13                8                   6
Other, net                             1                 -                 1              (1)                   -
Income tax charge                      -               (1)                 -              (1)                   -
------------------------------------------------------------------------------------------------------------------
Net income/(loss)                     19             (126)                20            (130)                   1
------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Free cash flow                        64                37              127                62                  63
Deduct cash paid for
   financial restructuring             -              (10)              (1)              (19)                 (1)
   charges
Add capital expenditure               59                61              113               127                  54
------------------------------------------------------------------------------------------------------------------
Net cash provided by
   operating activities              123                88              239               170                 116
------------------------------------------------------------------------------------------------------------------

Free cash flow is reported after cash paid for interest, net, and cash received for income taxes.

Supplementary cash flow information:
Cash paid for interest, net           29                29               41                61                  12
Cash received for income               -                 -                -               (2)                   -
   taxes

-----------------------------------------------------------------------------------------------------------------
                                                                                       JUN. 30,         DEC. 31,
                                                                                           2005             2004
                                                                               ----------------------------------
                                                                                    REORGANIZED      REORGANIZED
                                                                                        COMPANY          COMPANY
-----------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET DEBT TO TOTAL LIABILITIES
-----------------------------------------------------------------------------------------------------------------
Net debt                                                                                  1,712             1,746
Cash and cash equivalents                                                                   213                68
------------------------------------------------------------------------------------------------------------------
Total debt                                                                                1,925             1,814
Accounts payable                                                                            153                93
Other liabilities                                                                           452               424
Deferred taxes                                                                              105               105
------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                         2,635             2,436
------------------------------------------------------------------------------------------------------------------

TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

-------------------------------------------------------------------------------------------------------------------
                                                                                   THREE MONTHS        SIX MONTHS
                                                                                 ENDED JUNE 30,    ENDED JUNE 30,
                                                                                           2005              2005

-------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF HOUSEHOLD ARPU TO HOUSEHOLD ARPU (EXCLUDING IMPACT OF
  THE (POUND)16 MILLION VAT RECOVERY)
---------------------------------------------------------------------------------------------------------------------
Consumer sales division revenue in the period                                (pound) 262 million  (pound) 508 million
Average number of residential customers in the period                                  1,830,895            1,820,654
                                                                            -----------------------------------------
Household ARPU                                                               (pound)       47.72  (pound)       46.54
                                                                            -----------------------------------------

Consumer sales division revenue in the period                                (pound) 262 million  (pound) 508 million
VAT recovery                                                                 (pound)(16) million  (pound)(16) million
                                                                            -----------------------------------------
Consumer sales division revenue (excluding (pound)16 million VAT             (pound) 246 million  (pound) 492 million
recovery)
Average number of residential customers in the period                                  1,830,895            1,820,654
                                                                            -----------------------------------------
Household ARPU (excluding impact of the (pound)16 million VAT recovery)      (pound)       44.86  (pound)       45.11
                                                                            -----------------------------------------

---------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF TELEVISION ARPU TO TELEVISION ARPU (EXCLUDING IMPACT OF
  THE (POUND)16 MILLION VAT RECOVERY)
---------------------------------------------------------------------------------------------------------------------
Consumer television revenue in the period                                    (pound)  98 million  (pound) 182 million
Average number of television subscribers in the period                                 1,326,317            1,321,291
                                                                            -----------------------------------------
Television ARPU                                                              (pound)       24.72  (pound)       22.93
                                                                            -----------------------------------------

Consumer television revenue in the period                                    (pound)  98 million  (pound) 182 million
VAT recovery                                                                 (pound)(16) million  (pound)(16) million
                                                                            -----------------------------------------
Consumer television revenue (excluding (pound)16 million VAT recovery)       (pound)  82 million  (pound) 166 million
Average number of television subscribers in the period                                 1,326,317            1,321,291
                                                                            -----------------------------------------
Television ARPU (excluding impact of the (pound)16 million VAT recovery)     (pound)       20.78  (pound)       20.95
                                                                            -----------------------------------------
---------------------------------------------------------------------------------------------------------------------